Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of OM Group, Inc. ("OM Group" or “the Company”) and VAC Holding GmbH (“VAC Holding”), after giving effect to the business combination transaction between OM Group and VAC Holding on August 2, 2011 and to the effects of OM Group entering into a new senior secured credit facility (the “Senior Secured Credit Facility”) and the termination of its previous revolving credit facility on August 2, 2011, in each case, reflecting the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of OM Group and VAC Holding. The unaudited pro forma condensed combined financial information gives effect to the acquisition of VAC Holding by OM Group and to the effects of OM Group entering into the Senior Secured Credit Facility and the termination of its previous revolving credit facility on August 2, 2011 as if they had occurred on January 1, 2010 with respect to the unaudited pro forma condensed statements of income for the six months ended June 30, 2011 and for the year ended December 31, 2010 and as of June 30, 2011 with respect to the unaudited pro forma combined balance sheet.

The unaudited pro forma condensed combined financial information reflects the U.S. GAAP results of VAC Holding. Note 7 provides information with respect to the nature of the U.S. generally accepted accounting principles (“U.S. GAAP”) adjustments needed to conform VAC Holding’s consolidated financial statements prepared in accordance with International Financial Reporting (“IFRS”) Standards as issued by the International Accounting Standards Board (“IASB”) to those prepared in accordance with U.S. GAAP. The VAC Holding historical financial statements have been translated from Euros to U.S. dollars for purposes of the unaudited pro forma condensed combined financial information.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The preliminary purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. The unaudited pro forma condensed combined statement of income reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include non-recurring items such as the impact on cost of products sold resulting from the fair value adjustment to inventory and transaction costs related to the acquisition. A full and detailed valuation of VAC Holding’s assets and liabilities is being completed and certain information and analyses remains pending at this time. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. This includes the Company’s evaluation of its global tax structure necessary to support its current and future business requirements. Therefore, the unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

In preparing the unaudited pro forma condensed combined financial information in accordance with U.S. GAAP, the following historical information was used:

•	the audited consolidated financial statements of OM Group, Inc. as of and for the year ended December 31, 2010 prepared in accordance with U.S. GAAP;

•	the unaudited consolidated financial statements of OM Group, Inc. as of and for the six months ended June 30, 2011 prepared in accordance with U.S. GAAP;

•	the audited consolidated financial statements of VAC Holding GmbH for the year ended December 31, 2010 prepared in accordance with IFRS; and

•	the unaudited consolidated financial statements of VAC Holding GmbH as of June 30, 2011 and for the six months ended June 30, 2011 prepared in accordance with IFRS.

OM Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2011

(all amounts in US$)

	OM Group Historical	VAC Holding U.S. GAAP Historical (Note 7)	Pro Forma Adjustments	Note 5	OM Group Pro Forma
(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$451,712	$19,805	$(129,866)	A	$341,651
Restricted cash on deposit	81,105	—	—		81,105
Accounts receivable, less allowances	180,624	84,754	—		265,378
Inventories	296,510	175,254	83,046	B	554,810
Refundable and prepaid income taxes	40,547	—	—		40,547
Other current assets	40,199	17,109	—		57,308

Total current assets	1,090,697	296,922	(46,820)		1,340,799

Property, plant and equipment, net	251,904	255,149	(10,549)	B	496,504
Goodwill	309,069	95,173	188,192	B	592,434
Intangible assets	148,957	43,674	273,726	B	466,357
Notes receivable from joint venture partner, less allowance	13,915	—	—		13,915
Other non-current assets	41,729	7,353	6,356	B	76,827
			29,282	D
			(1,442)	D
			(3,055)	B, D
			(3,396)	S

Total assets	$1,856,271	$698,271	$432,294		$2,986,836

See accompanying notes to unaudited pro forma condensed combined financial information.

OM Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2011

(all amounts in US$)

	OM Group Historical	VAC Holding U.S. GAAP Historical (Note 7)	Pro Forma Adjustments	Note 5	OM Group Pro Forma
(In thousands, except share data)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$—	$9,033	$(9,033)	F	$—
Accounts payable	119,752	35,251	—		155,003
Liability related to joint venture partner	81,105	—	—		81,105
Accrued income taxes	4,815	15,063	—		19,878
Accrued employee costs	28,850	17,680	—		46,530
Deferred revenue	7,731	2,217	—		9,948
Other current liabilities	29,421	31,161	1,437	D	82,725
			16,168	E
			(4,782)	F
			(437)	H
			9,757	I

Total current liabilities	271,674	110,405	13,110		395,189

Long-term debt	120,000	216,376	(216,376)	F	697,975
			697,975	G
			(120,000)	H
Deferred income taxes	23,632	48,766	104,857	B	177,255
Uncertain tax positions	12,898	—	—		12,898
Pension liability	52,292	156,738	—		209,030
Consideration payable to seller	—	—	86,304	C	86,304
Other non-current liabilities	27,294	7,296	—		34,590
Total stockholders' equity	1,307,161	158,690	(1,442)	D	1,332,275
			(9,757)	I
			(158,690)	J
			39,709	K
			(3,396)	S
Noncontrolling interest	41,320	—	—		41,320

Total equity	1,348,481	158,690	(133,576)		1,373,595

Total liabilities and equity	$1,856,271	$698,271	$432,294		$2,986,836

See accompanying notes to unaudited pro forma condensed combined financial information.

OM Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2010

(all amounts in US$)

(In thousands, except per share data)	OM Group Historical	VAC Holding U.S. GAAP Historical (Note 7)	Pro Forma Adjustments	Note 5	OM Group Pro Forma
Net sales	$1,196,646	$459,542	$—		$1,656,188
Cost of products sold	911,958	286,399	3,817	L	1,202,174

Gross profit	284,688	173,143	(3,817)		454,014
Selling, general and administrative expenses	162,042	116,153	5,046	M	283,241

Operating profit	122,646	56,990	(8,863)		170,773
Other income (expense):
Interest expense	(5,255)	(31,518)	(39,954)	N	(45,094)
			(5,140)	O
			36,773	P
Interest income	908	905	—		1,813
Foreign exchange gain (loss)	(10,679)	1,514	—		(9,165)
Other expense, net	(305)	—	—		(305)

	(15,331)	(29,099)	(8,321)		(52,751)

Income from continuing operations before income tax expense	107,315	27,891	(17,184)		118,022
Income tax expense	(29,656)	(4,949)	2,659	R	(31,946)

Income from continuing operations, net of tax	77,659	22,942	(14,525)		86,076
Income from discontinued operations, net of tax	726	—	—		726

Consolidated net income	78,385	22,942	(14,525)		86,802
Net loss attributable to the noncontrolling interest	4,989	—	—		4,989

Net income attributable to OM Group, Inc.	$83,374	$22,942	$(14,525)		$91,791

Earnings per common share – basic:
Income from continuing operations attributable to OM Group, Inc. common shareholders	$2.72				$2.87
Income from discontinued operations attributable to OM Group, Inc. common shareholders	0.02				0.02

Net income attributable to OM Group, Inc. common shareholders	$2.74				$2.89

Earnings per common share – assuming dilution:
Income from continuing operations attributable to OM Group, Inc. common shareholders	$2.70				$2.85
Income from discontinued operations attributable to OM Group, Inc. common shareholders	0.03				0.03

Net income attributable to OM Group, Inc. common shareholders	$2.73				$2.88

Weighted average shares outstanding – basic	30,433		1,308	Q	31,741
Weighted average shares outstanding – assuming dilution	30,565		1,308	Q	31,873
Amounts attributable to OM Group, Inc. common shareholders:
Income from continuing operations, net of tax	$82,648	$22,942	$(14,525)		$91,065
Loss from discontinued operations, net of tax	726	—	—		726

Net income	$83,374	$22,942	$(14,525)		$91,791

See accompanying notes to unaudited pro forma condensed combined financial information.

OM Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

Six Months Ended June 30, 2011

(all amounts in US$)

(In thousands, except per share data)	OM Group Historical	VAC Holding U.S. GAAP Historical (Note 7)	Pro Forma Adjustments	Note 5	OM Group Pro Forma
Net sales	$660,867	$328,895	$—		$989,762
Cost of products sold	505,323	201,511	2,094	L	708,928

Gross profit	155,544	127,384	(2,094)		280,834
			(4,000)	I
Selling, general and administrative expenses	89,767	73,646	3,066	M	162,479

Operating profit	65,777	53,738	(1,160)		118,355
Other income (expense):
Interest expense	(2,815)	(13,128)	(19,633)	N	(22,203)
			(2,570)	O
			15,943	P
Interest income	687	1,548	—		2,235
Foreign exchange gain (loss)	(161)	(1,766)	—		(1,927)
Other expense, net	(329)	—	—		(329)

	(2,618)	(13,346)	(6,260)		(22,224)

Income from continuing operations before income tax expense	63,159	40,392	(7,420)		96,131
Income tax expense	(6,076)	(13,251)	1,548	R	(17,779)

Income from continuing operations, net of tax	57,083	27,141	(5,872)		78,352
Loss from discontinued operations, net of tax	(329)	—	—		(329)

Consolidated net income	56,754	27,141	(5,872)		78,023
Net income attributable to the noncontrolling interest	(1,482)	—	—		(1,482)

Net income attributable to OM Group, Inc.	$55,272	$27,141	$(5,872)		$76,541

Earnings per common share – basic:
Income from continuing operations attributable to OM Group, Inc. common shareholders	$1.82				$2.41
Loss from discontinued operations attributable to OM Group, Inc. common shareholders	(0.01)				(0.01)

Net income attributable to OM Group, Inc. common shareholders	$1.81				$2.40

Earnings per common share – assuming dilution:
Income from continuing operations attributable to OM Group, Inc. common shareholders	$1.81				$2.40
Loss from discontinued operations attributable to OM Group, Inc. common shareholders	(0.01)				(0.01)

Net income attributable to OM Group, Inc. common shareholders	$1.80				$2.39

Weighted average shares outstanding – basic	30,531		1,308	Q	31,839
Weighted average shares outstanding – assuming dilution	30,708		1,308	Q	32,016
Amounts attributable to OM Group, Inc. common shareholders:
Income from continuing operations, net of tax	$55,601	$27,141	$(5,872)		$76,870
Loss from discontinued operations, net of tax	(329)	—	—		(329)

Net income	$55,272	$27,141	$(5,872)		$76,541

See accompanying notes to unaudited pro forma condensed combined financial information.

OM Group, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared in connection with the acquisition of all of the outstanding equity interests of VAC Holding by OM Group and to give effect to OM Group entering into the Senior Secured Credit Facility and the termination of its previous revolving credit facility on August 2, 2011. The preliminary purchase price for VAC Holding totaled $812.0 million, net of cash acquired. The purchase price consisted of cash transferred to VAC Holding shareholders, cash to repay VAC Holding’s indebtedness outstanding on the date of the acquisition on behalf of the seller, and the issuance of 1,307,819 shares of OM Group common stock to VAC Holding shareholders. In accordance with the Stock Purchase Agreement signed on July 3rd, 2011 (the “SPA”), the Company expects to pay $16.2 million for working capital and net debt adjustments. At closing, the Company withheld $86.3 million of the purchase price which will be paid to the seller on the second anniversary of the closing date of the acquisition, subject to adjustment for any indemnification claims made by OM Group and accepted by the seller, if any. The Company financed the acquisition with borrowings under the Senior Secured Credit Facility and cash on hand.

The acquisition of VAC Holding by OM Group has been accounted for using the purchase method of accounting. The preliminary purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the closing date of the acquisition. The unaudited pro forma condensed combined statement of income reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include non-recurring items such as the impact on cost of products sold resulting from the fair value adjustment to inventory and transaction costs related to the acquisition. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

The unaudited pro forma condensed combined financial information are presented in United States dollars ("$"), which is the reporting currency of OM Group. References to "€" represent amounts presented in Euros.

The VAC Holding audited consolidated financial statements for the year ended December 31, 2010 and the unaudited consolidated financial statements for the six months ended June 30, 2011 have been prepared in accordance with IFRS. For the purpose of preparing pro forma financial information only, Note 7 provides additional information with respect to the nature of the U.S. GAAP adjustments needed to conform VAC Holding’s consolidated financial statements prepared in accordance with IFRS to those prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2010 and the six months ended June 30, 2011 should be read in conjunction with the historical financial statements, including the notes thereto, of OM Group (included in OM Group's annual reports on Form 10-K and quarterly reports on Form 10-Q) and of VAC Holding (see Exhibits 99.1 and 99.2 included with this Current Report on Form 8-K/A).

Note 2: Translation

The unaudited pro forma condensed combined financial statements are presented in U.S. dollars unless otherwise stated, and accordingly, financial information of VAC Holding used to prepare the unaudited pro forma condensed combined financial statements was translated from Euros to U.S. dollars (Note 7) using the following exchange rates, which correspond with the exchange rates for the periods being presented:

Balance sheet as of June 30, 2011: Closing rate	1 Euro = $	1.4453
Statement of consolidated income for the year ended December 31, 2010: Average for the period	1 Euro = $	1.3268
Statement of consolidated income for the six months ended June 30, 2011: Average for the period	1 Euro = $	1.3960

Certain of the pro forma adjustments have been translated at the acquisition closing date exchange rate of 1 Euro = $1.417, including the preliminary estimates of fair value of net assets acquired and the amount of the Company’s Euro-denominated outstanding indebtedness.

Note 3: Acquisition of VAC Holding

On August 2, 2011, the Company completed the acquisition of all of the outstanding equity interests in VAC Holding for $812.0 million, net of cash acquired. VAC Holding employs approximately 4,500 people in its three businesses: Cores and Components, Materials and Parts and Permanent Magnets. VAC has production facilities in Germany, Slovakia, Finland, China and Malaysia and is engaged in the development, manufacturing and distribution of industrial-use magnetic products for electronic equipment markets, including the alternative energy, automotive, electrical installation, and energy conversion and distribution sectors.

The consideration transferred consisted of cash paid to VAC Holding shareholders, cash to repay VAC Holding’s indebtedness outstanding on the date of the acquisition on behalf of the seller, and the issuance of 1,307,819 shares of OM Group common stock. The fair value of the OM Group common stock issued included in the preliminary purchase price reflects a discount from the market price at the date of the acquisition because the common stock issued is subject to a 15-month holding period. In accordance with the SPA, the Company withheld $86.3 of the purchase price which will be transferred to the seller on the second anniversary of the closing date of the acquisition, subject to adjustment for claims made by OM Group and accepted by the seller, if any. The Company financed the purchase with borrowings under the Senior Secured Credit Facility along with cash on hand. The preliminary purchase price for VAC Holding based on the exchange rate on the date of the acquisition is summarized below (in millions):

Cash paid to seller (net of cash acquired of $9.7)	$439.6
Cash paid to retire VAC Holding senior credit facility and high yield notes on behalf of seller	230.2
Fair value of OM Group common stock (1,307,819 shares) issued	39.7
Working capital/net debt adjustment	16.2
Cash consideration withheld to fund potential indemnifications for two years	86.3

Total preliminary purchase price, net of cash acquired	$812.0

The following represents the preliminary purchase price allocation. The assets acquired and liabilities assumed of VAC Holding have been measured on a preliminary basis using assumptions that OM Group management believes are reasonable based on information currently available. A full and detailed valuation of the assets and liabilities of VAC Holding is being completed and certain information and analysis remains pending at this time. Therefore, it is possible that the fair values of assets acquired and liabilities assumed could materially differ from those presented herein upon additional analysis.

The following table summarizes the preliminary purchase price allocation based on estimated fair values as of the acquisition date (in millions):

Accounts receivable	$82.3
Inventories	258.3
Property, plant and equipment	244.6
Other assets	38.4
Identifiable intangible assets	317.4

Total assets acquired	941.0

Accounts payable	45.8
Other current liabilities	34.9
Other liabilities, primarily pension and deferred income taxes	332.5

Total liabilities assumed	413.2

Net assets acquired	527.8
Preliminary purchase price, net of cash acquired of $9.7	812.0

Goodwill	$284.2

Note 4: Debt Financing

On August 2, 2011, in connection with the acquisition of VAC Holding, the Company terminated its existing revolving credit facility and the Kokkola Credit Facility and entered into the Senior Secured Credit Facility. The borrowers under the Senior Secured Credit Facility are the Company and Harko C.V., a limited partnership organized under the laws of the Netherlands and a wholly-owned subsidiary of the Company (“Harko”). The proceeds of the Senior Secured Credit Facility were and will be used to (i) finance a portion of the purchase price of VAC Holding, (ii) repay existing indebtedness of the Company under its existing revolving credit facility, (iii) repay VAC Holding’s indebtedness outstanding on the date of the acquisition on behalf of the seller, (iv) pay certain fees and expenses in connection with the VAC Holding acquisition and (v) fund working capital and for general corporate purposes.

The Senior Secured Credit Facility provides for (i) a $100 million term loan A facility (the “Term A Facility”), which was fully drawn on August 2, 2011, (ii) a $350 million term loan B facility (the “Dollar Term B Facility”), which was fully drawn on August 2, 2011, (iii) a €175 million term loan facility (the “Euro Term B Facility” and, together with the Dollar Term B Facility, the “Term B Facility” and, together with the Term A Facility, the “Term Loan Facility”), which was fully drawn on August 2, 2011, and (iv) a $200 million undrawn revolving credit facility (the “Revolving Credit Facility”), of which up to $100 million may be denominated in Euros.

The obligations of the Company under the Senior Secured Credit Facility are guaranteed by the Company and all of the Company’s U.S. subsidiaries. The obligations of Harko under the Senior Secured Credit Facility are guaranteed by certain of the Company’s subsidiaries. In addition, the obligations of the Company under the Senior Secured Credit Facility are secured by a first priority security interest in substantially all of the existing and future property and assets of the Company and its U.S. subsidiaries and 65% of the voting capital stock of the Company’s direct foreign subsidiaries. The obligations of Harko under the Senior Secured Credit Facility are secured by a first priority security interest in substantially all of the existing and future property and assets of Harko and the Company’s subsidiaries and a 100% pledge of the voting capital stock of the Company’s subsidiaries, subject to certain exceptions, including limitations relating to German capital maintenance rules and other financial assistance limitations in certain foreign jurisdictions.

The Company has the option to specify that interest be calculated based on either a LIBOR or on a variable base rate, plus, in each case, a calculated applicable margin. The interest rate for base rate loans will be the greater of (i) the federal funds rate plus 0.50%, (ii) Bank of America’s prime rate or (iii) LIBOR plus 1.00%. The applicable margins for the Term A Facility, the Dollar Term B Facility and the Revolving Credit Facility range from 2.75% to 3.25% for base rate loans and 3.75% to 4.25% for LIBOR loans. The margin for the Euro Term B Facility is 4.75%. The LIBOR rates under the Term B Loan Facility are subject to a floor of 1.5%.

The Term A Facility and the Revolving Credit Facility mature on August 2, 2016. The Term B Facility matures on August 2, 2017. In addition, each of the Term A Facility and the Term B Facility requires mandatory prepayments of principal based on certain percentages of Excess Cash Flow (as defined in the Senior Secured Credit Facility), beginning in 2013, subject to certain exceptions. In addition, subject to certain thresholds and exceptions, the Company will be required to prepay the loans outstanding under the Term Loan Facility with all of the net cash proceeds of certain asset sales and from the issuance or incurrence of additional debt of the Company.

The Senior Secured Credit Facility contains customary representations and warranties and certain covenants that limit the ability of the Company to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt; (iii) make investments; (iv) sell assets; (v) enter into agreements that restrict distributions or other payments from restricted subsidiaries to the Company; (vi) incur or suffer to exist liens securing indebtedness; (vii) consolidate, merge or transfer all or substantially all of their assets; and (viii) engage in transactions with affiliates. In addition, the Senior Secured Credit Facility contains financial covenants that limit capital expenditures in any fiscal year and that measure (i) the ratio of the Company’s total indebtedness to the amount of the Company’s consolidated EBITDA, and (ii) the ratio of the amount of the Company’s consolidated EBITDA to the Company’s cash interest expense.

Note 5: Description of Pro Forma Adjustments

Adjustments to the unaudited pro forma condensed combined balance sheet

A.	This adjustment reflects the payment of $449.4 million to the previous shareholders of VAC Holding and $230.2 million to retire VAC Holding's senior credit facility and high yield notes. In addition, this adjustment reflects $698.0 million of proceeds from the Senior Secured Credit Facility, the repayment of $120.4 million outstanding on the Company's existing revolving credit facility and the payment $27.8 million of new debt issuance costs.

B.	The following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and liabilities assumed (in millions) in the unaudited combined pro forma balance sheet:

Inventory	$83.0
Unamortized debt issuance costs	$(3.1)
Other non-current assets	$6.4
Property, plant and equipment	$(10.5)
Identifiable intangible assets	$273.7
Goodwill	$188.2
Deferred tax impact of the adjustments	$(104.9)

C.	This adjustment reflects the establishment of a liability for $86.3 million of purchase price payable to the seller on the second anniversary of the closing date of the acquisition, subject to adjustment for claims made by OM Group and accepted by the seller, if any. The Company is not aware of any indemnifications assets or liabilities as of the acquisition date.

D.	This adjustment represents capitalization of the debt issuance costs associated with the Senior Secured Credit Facility and the elimination of existing unamortized debt issuance costs (in millions):

Debt issuance costs - new Senior Secured Credit Facility	$29.3
Elimination of exisiting unamortized debt issuance costs – OM Group	(1.4)
Elimination of exisiting unamortized debt issuance costs – VAC Holding	(3.1)

$24.8

Included in the $29.3 million of debt issuance costs associated with the Senior Secured Credit Facility is $1.4 million of debt issuance costs that had not yet been paid at the balance sheet date and have been included within other current liabilities in the unaudited pro forma consolidated balance sheet.

E.	This adjustment reflects the establishment of a liability for payment of the working capital and net debt related purchase price adjustment as defined in the SPA.

F.	This adjustment represents the impact of repaying (i) VAC Holding's senior credit facility and high yield notes and (ii) the long-term accrued interest and fees under this debt. Pursuant to the SPA, on the acquisition date, all outstanding principal, accrued and unpaid interest, prepayment and other early termination charges related to the senior credit facility and high yield notes were paid by OM Group on behalf of the seller.

G.	As described in Note 4, OM Group entered into the Senior Secured Credit Facility borrowings which were used to repay VAC Holdings outstanding indebtedness, OM Group’s existing revolving credit facility, and fund a portion of the acquisition. This adjustment reflects the drawn balance of the Senior Secured Credit Facility as of the acquisition date. The Senior Secured Credit Facility was entered into on August 2, 2011, with the following drawn amounts: (i) Term Loan A $100 million, (ii) Term Loan B $350 million, and (iii) Euro Term Loan B $248.0 million (based on the exchange rate at date of acquisition).

H.	This adjustment represents the repayment of the entire outstanding amount under the Company’s revolving credit facility of $120 million and accrued interest and fees of $0.4 million. This facility was terminated on August 2, 2011, in connection with entry into the Senior Secured Credit Facility discussed in Note 4.

I.	Total transaction costs are expected to be approximately $13.8 million. Of this amount, $4.0 million was incurred in the six months ended June 30, 2011 and $9.8 million has been included in other current liabilities in the unaudited pro forma consolidated balance sheet. The $4.0 million of transaction costs recognized by OMG in the first six months of 2011 have been eliminated in the unaudited proforma condensed combined statement of income as these costs are nonrecurring.

J.	This adjustment represents the elimination of VAC Holding’s historical equity.

K.	This adjustment represents the adjustment to equity for the issuance to the seller of 1,307,819 shares of OM Group common stock as part of the purchase price. The fair value of the OM Group common stock issued reflects a discount from the market price at the date of the acquisition because the common stock issued is subject to a 15-month holding period.

Adjustments to the unaudited pro forma combined income statements

L.	This adjustment represents the net increase in depreciation expense resulting from the preliminary estimated fair value (see note B) and a reduction in the estimated remaining useful lives of certain fixed assets, resulting in adjustments of $2.1 million and $3.8 million for the six months ended June 30, 2011 and for the year ended December 31, 2010, respectively.

M.	This adjustment represents the increase in amortization expense related to recording VAC Holdings intangible assets at their preliminary estimated fair value (see note B), including customer relationships and developed technology, resulting in adjustments of $3.1 million and $5.0 million for the six months ended June 30, 2011 and for the year ended December 31, 2010, respectively.

Identifiable intangible assets include the following (at preliminary estimated fair value, in millions):

VAC tradename	$87.9
Developed technology	93.5
Customer relationship	136.0

$317.4

The customer relationship and developed technology intangible assets are being amortized on a straight-line basis over a weighted-average useful life of 15.4 years. The VAC tradename is an indefinite-lived intangible asset and therefore is not being amortized but will instead be tested at least annually for impairment.

N.	This adjustment reflects interest expense on the borrowings under the Senior Secured Credit Facility as if the borrowings occurred on January 1, 2010. The interest rate used to calculate pro forma interest expense on the amounts outstanding under the Term A Facility was 3.75% plus the one-month LIBOR rate, which ranged from 0.23% to 0.35% during the period January 1, 2010 through December 31, 2010 and from 0.19% to 0.26% during the period January 1, 2011 through June 30, 2011. The interest rates used to calculate pro forma interest expense on the amounts outstanding under the Dollar Term B Facility and the Euro Term B Facility were 5.75% and 6.25%, respectively.

The Company has not presented a sensitivity analysis related to the impact of potential interest rate changes on the interest expense under the Senior Secured Credit Facility as the effect of a 0.125% increase or decrease in the assumed interest rate would not have a material effect on the pro forma results of operations. The LIBOR rate for the Term B Facility was more than 0.125% below the floor of 1.50% during the twelve months ended December 31, 2010 and the six months ended June 30, 2011; therefore, a 0.125% change in the assumed interest rate would not impact interest expense related to the approximately $600 million assumed outstanding under the Term B Facility. The effect of a 0.125% increase or decrease in the assumed interest rate on the $100 million assumed outstanding under the Term A Facility would not have a material effect on the pro forma results of operations.

O.	The adjustment reflects the amortization of deferred financing costs related to the Senior Secured Credit Facility as if the financing costs were incurred on January 1, 2010.

P.	This adjustment reflects the reversal of interest expense and amortization of debt issuance costs incurred in the respective historical periods relating to OM Group’s existing revolving credit facility and VAC Holding’s senior credit facility and high yield notes that were repaid and terminated on the acquisition closing date.

Q.	The average number of shares used in the computation of pro forma basic and diluted earnings per share has been determined as follows:

(amounts in thousands)	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Weighted average shares outstanding – basic	30,433	30,531
Shares issued as part of consideration transferred	1,308	1,308

Pro forma weighted average shares outstanding – basic	31,741	31,839

Weighted average shares outstanding – basic	30,433	30,531
Dilutive effect of stock options and restricted stock	132	177

Weighted average shares outstanding – diluted	30,565	30,708
Shares issued as part of consideration transferred	1,308	1,308

Pro forma weighted average shares outstanding – diluted	31,873	32,016

Adjustments to the unaudited pro forma condensed combined balance sheet and unaudited pro forma combined income statements for tax-related items

R.	This adjustment represents the tax effect of pro forma adjustments and is based on the estimated applicable statutory tax rates. There is no tax effect on the pro forma adjustments to interest expense due to a valuation allowance in the United States.

S.	This represents the adjustment to deferred tax assets related to net operating loss carry forwards (“NOLs”) that expired upon the change in control.

Note 6: Inventory

The unaudited pro forma condensed combined statements of income do not include an adjustment to reflect an increase in cost of products sold for the adjustment of inventory to its estimated fair value as of the acquisition date as this adjustment is non-recurring.

Note 7: IFRS to U.S. GAAP Reconciliation and Presentation Reclasses

The financial statements of VAC Holding have been prepared and presented in accordance with IFRS as issued by the IASB. Certain differences exist between IFRS and U.S. GAAP, and these differences may be material. The principal relevant differences between U.S. GAAP and IFRS that the Company believes would be material in the preparation of VAC Holding’s financial statements have been adjusted for below. The Company believes that these adjustments represent the most significant differences between IFRS and U.S. GAAP affecting the financial statements of VAC Holding.

Unaudited Balance Sheet

As of June 30, 2011

IFRS - US GAAP Adjustments

VAC Balance Sheet Classification	(Unaudited) VAC IFRS (in €000's)	Presentation Reclassifications*	Adjustments (ii-viii)	VAC US GAAP OMG Presentation (in €000's)	VAC US GAAP OMG Presentation (in $000's)	OMG Balance Sheet Classification
Assets
Plant, equipment, land and buildings	€176,316		€221	€176,537	$255,149
Intangible assets	35,477		(5,259)	30,218	43,674
Goodwill	65,850		—	65,850	95,173
Shares in joint ventures	4,604	(4,604)	—	—
Interest-bearing loans due from related parties	2,830	(2,830)	—	—
Deferred tax assets	9,812	(9,812)	—	—
		14,416	(9,329)	5,087	7,352	Other non-current assets

Non-current assets	294,889		(14,367)	277,692	401,348
		7,521	4,317	11,838	17,109	Other current assets
Inventories	117,478	(1)	3,781	121,258	175,254
Trade and other receivables	61,779	(4,672)	1,534	58,641	84,754
Current tax receivables	18	(18)	—	—	—
Cash and cash equivalents	13,703		—	13,703	19,805

Current assets	192,978		9,632	205,440	296,922

Total assets	487,867		(4,735)	483,132	698,271

Equity and liabilities
Share capital	25		—	25	36
Capital reserve	65,614		—	65,614	94,832
Hybrid capital	146,789		—	146,789	212,154
Deferred dividend to shareholder	11,172		—	11,172	16,147
Other equity components	(118)		168	50	72
Retained earnings	(110,473)		(3,380)	(113,853)	(164,552)

Equity	113,009		(3,212)	109,797	158,690
Interest bearing loans due to third parties	147,468	128	2,114	149,710	216,376
Interest bearing notes held by related parties	128	(128)	—	—	—
Long-term employee benefits provisions	106,123		2,324	108,447	156,738
Interest-bearing finance lease liabilities	744	(744)	150	150	217
Other liabilities	3,450	1,039	409	4,898	7,079
Deferred tax liabilities	41,176		(7,435)	33,741	48,766

Non-current liabilities	299,089		(2,438)	296,946	429,176
		22,179	(619)	21,560	31,161	Other current liabilities
		12,233	1,534	13,767	19,897	Accrued employee costs
Interest bearing loans due to third parties	6,618	(368)	—	6,250	9,033
Interest-bearing finance lease liabilities	108	(108)	—	—	—
Trade payables and other liabilities	57,782	(33,392)	—	24,390	35,251
Provisions	839	(839)	—	—	—
Current tax liabilities	10,422		—	10,422	15,063
Current liabilities	75,769		915	76,389	110,405

Total liabilities	374,858		(1,523)	373,335	539,581

Total liabilities and equity	487,867		(4,735)	483,132	698,271

* Presentation reclassified to be consistent with the unaudited pro forma condensed combined balance sheet included elsewhere in the document.

Unaudited Statement of Income

for the Year Ended December 31, 2010

IFRS – US GAAP Adjustments

VAC Income Statement Classification	(Audited) VAC IFRS (in €000's)	Presentation Reclassifications (i)	Adjustments (ii-viii)	VAC US GAAP OMG Presentation (in €000's)	VAC US GAAP OMG Presentation (in $000's)	OMG Income Statement Classification
Sales	€346,354	€—	€—	€346,354	$459,542	Net Sales
Change in unfinished and finished goods	19,178	(19,178)			—
Other operating income	24,463	(24,463)			—
Cost of materials	(115,176)	115,176			—
Personnel expenses	(125,447)	125,447			—
Other operating expenses	(84,852)	84,852			—
Depreciation and amortization of intangible assets, plant, equipment and buildings	(24,098)	24,098			—

Earnings before interest and taxes (EBIT)	40,422				—
		(220,825)	4,968	(215,857)	(286,399)	Cost of products sold

			4,968	130,497	173,143	Gross profit
		(86,247)	(1,297)	(87,544)	(116,153)	Selling, general and administrative

			3,671	42,953	56,990	Operating profit
					—
Financial income	596	(3)	89	682	905	Interest income
Financial expenses	(23,747)	2	(10)	(23,755)	(31,518)	Interest expense
		1,141	—	1,141	1,514	Foreign exchange loss
				—	—	Other, net

Financial result	(23,151)		79	(21,932)	(29,099)

Earnings before taxes	17,271		3,750	21,021	27,891	Income from continuing operations before income tax expense
Taxes	(2,658)		(1,072)	(3,730)	(4,949)	Income tax expense

			2,678	17,291	22,942	Income from continuing operations, net of tax

					—	Loss from discontinued operations, net of tax

Consolidated profit/loss for the period	€14,613	€—	€2,678	17,291	22,942	Consolidated net income

					—	Net (income) loss attributable to the noncontrolling interest
				€17,291	$22,942	Net income attributable to OM Group, Inc.

*	VAC’s historical income statements are presented on a functional expenditure basis. Certain presentation reclassifications have been made to align the income statement to a nature of expenditure basis as required by U.S. GAAP.

Unaudited Income Statement

For the Six Months Ended June 30, 2011

IFRS – US GAAP Adjustments

VAC Income Statement Classification	(Unaudited) VAC IFRS (in €000's)	Presentation Reclassifications (i)	Adjustments (ii-viii)	VAC US GAAP OMG Presentation (in €000's)	VAC US GAAP OMG Presentation (in $000's)	OMG Income Statement Classification
Sales	€235,598	€0	€0	€235,598	$328,895	Net Sales
Change in unfinished and finished goods	9,551	(9,551)
Other operating income	7,359	(7,359)
Cost of materials	(82,855)	82,855
Personnel expenses	(73,367)	73,367
Other operating expenses	(47,947)	47,947
Depreciation and amortization of intangible assets, plant, equipment and buildings	(11,501)	11,501

Earnings before interest and taxes (EBIT)	36,838
		(145,055)	706	(144,349)	(201,511)	Cost of products sold

			706	91,249	127,384	Gross profit
		(52,439)	(316)	(52,755)	(73,646)	Selling, general and administrative

			390	38,494	53,738	Operating profit
					—	Other income (expnese):
Financial expenses	(9,393)	(1)	(10)	(9,404)	(13,128)	Interest expense
Financial income	152		957	1,109	1,548	Interest income
		(1,265)	—	(1,265)	(1,766)	Foreign exchange loss
		—	—	—	—	Other, net

Financial result	(9,241)		947	(9,560)	(13,346)

Earnings before taxes	27,597		1,337	28,934	40,392	Income from continuing operations before income tax expense
Taxes	(7,898)		(1,594)	(9,492)	(13,251)	Income tax expense
			(257)	19,442	27,141	Income from continuing operations, net of tax
				—	—	Loss from discontinued operations, net of tax

Consolidated profit/loss for the period	€19,699	€—	€(257)	19,442	27,141	Consolidated net income

				—	—	Net (income) loss attributable to the noncontrolling interest

				€19,442	$27,141	Net income attributable to OM Group, Inc.

The following adjustments have been made to align the VAC Holding IFRS financial information with U.S. GAAP. The estimated tax impacts of each of these U.S. GAAP adjustments are included in the total of tax adjustments explained in viii below.

i.	As allowed under IFRS, VAC Holding’s historical income statements included in Exhibit 99.1 and 99.2 in this Current Report on Form 8-K/A are presented on a functional expenditure basis. Certain presentation reclassifications have been made to align the income statement to a nature of expenditure basis as required by U.S. GAAP and are labeled "presentation reclassifications".

ii.	Under IFRS, VAC Holding capitalized product development costs. OM Group’s policy (as required by U.S. GAAP) is to expense such costs as incurred. Therefore an adjustment has been made in the U.S. GAAP balance sheet as of June 30, 2011 to reverse capitalized development costs. The U.S. GAAP income statements for the year ended December 31, 2010 and for the six months ended June 30, 2011 include an adjustment to cost of products sold and selling, general and administrative expenses to expense capitalized development costs as incurred, partially offset by the reversal of amortization expense (total adjustment €1.4 million and €0.5 million of expense for the year ended December 31, 2010 and for the six months ended June 30, 2011, respectively).

iii.	Reclassification of deferred tax assets and liabilities from long-term to current. Under IFRS, VAC Holding classified all deferred tax assets and liabilities as non-current. Under U.S. GAAP, deferred taxes are classified as current or non-current based upon the nature of the temporary difference.

iv.	Under IFRS, hedge accounting is applied whereby unrealized gains and losses on VAC’s derivative instruments were recognized in other comprehensive income. Under U.S. GAAP, these derivative instruments do not meet the criteria for hedge accounting due to the underlying hedge documentation. As such, the unrealized gains and losses must be recorded in the unaudited pro forma consolidated income statement (adjustment of €0.1 million and €1.0 million of income for the year ended December 31, 2010 and for the six months ended June 30, 2011, respectively).

v.	The Other Liabilities from Pension Obligations, reflected in IFRS accounts, represent the non-discounted benefit payments expected to be paid to Pension Plan participants who have elected to receive a lump sum payment or 12 annual installments rather than a lifetime annuity plus yearly interest charges on the liability. Under U.S. GAAP, the Other Liabilities from Pension Obligations is shown as part of the overall Pension Plan liability and has been discounted.

vi.	There are several other IFRS to U.S. GAAP adjustments that are reflected in the reconciliation, such as:

•

Adjustment related to onerous contracts. Under IFRS, an onerous contract is recognized as a liability and under U.S. GAAP, a liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should only be recorded when the entity has ceased using the rights under the contract.

•	Adjustment related to a lease contract. Under IFRS, there is an operating lease that qualifies as a capital lease under U.S. GAAP.

•

Adjustment related to asset retirement obligations (“ARO”). Under IFRS, a corresponding asset was not recorded and depreciated. Under U.S. GAAP, the ARO asset is amortized over its useful life and the ARO liability is discounted and accreted.

vii.	The following differences between IFRS and U.S. GAAP impact the accounting for income taxes:

•	The tax impact related to accounting for research and development expense, which results in a different cost basis for amortized intangibles

•	The tax impact related to the transfer of a license to a subsidiary in China

•	Other adjustments resulted from utilizing a group tax rate versus an individual tax rate and the tax impact from accounting for onerous contracts

•	The tax impact related to the foreign exchange remeasurement during consolidation of the financial statements

•

Reclassifications related to the current and long-term classifications of deferred tax assets and liabilities required under U.S. GAAP. Under IFRS, VAC Holding classified all deferred tax assets and liabilities as long-term.

•	The impact of uncertain tax positions which are recorded under US GAAP

•

For NOL and interest carry forwards, there is a presentation difference between U.S. GAAP and IFRS. Under U.S. GAAP, the NOL and interest carry forward are shown gross with a corresponding valuation allowance (if applicable). Under IFRS, only the amount of NOL that is estimated to be realized is recognized in the balance sheet. There is no impact to the income statement or balance sheet; the only impact will be to the notes to the consolidated financial statements on a go forward basis.

viii.	VAC Holding costs its inventory using an average costing method. In connection with the acquisition, VAC Holding changed its calculation method from a 12-month rolling average to a one-month rolling average to value its inventory (adjustment of €5.3 million and €1.0 million of income for the year ended December 31, 2010 and for the six months ended June 30, 2011, respectively).

The adjustments described above reflect only those differences in accounting policies in effect at the time of the preparation of the historical financial statements of VAC Holding. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and U.S. GAAP have significant projects ongoing that could have a significant impact on future comparisons between IFRS and U.S. GAAP. Future developments or changes in either IFRS or U.S. GAAP may give rise to additional or fewer differences between IFRS and U.S. GAAP which could have a significant impact on OM Group or the combined company.